                                                                   EXHIBIT 99.16

                          SECURITIES PURCHASE AGREEMENT

         This Securities Purchase Agreement (this "AGREEMENT") dated as of February 10, 2004 among ChromaVision Medical Systems, Inc., a Delaware corporation (the "COMPANY") and Safeguard Delaware, Inc., a Delaware corporation (the "PURCHASER"). Certain terms are used herein as defined in Annex 1 hereto or elsewhere in this Agreement.

                                   BACKGROUND

         The Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company shares of the Common Stock of the Company, $.01 par value and the Warrant (as defined below) for an aggregate purchase price of $5,000,000 in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") all on terms subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       PURCHASE AND SALE OF COMMON SHARES AND WARRANT.

         1.1 Purchase and Sale of Common Shares. Upon the terms and conditions contained herein, the Company shall issue and sell to the Purchaser and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchaser shall purchase from the Company 2,295,230 shares of Common Stock of the Company (the "PURCHASE SHARES") for an aggregate purchase price of $5,000,000 and a warrant (the "WARRANT") in the form attached to this Agreement as EXHIBIT A to purchase 229,523 shares of Common Stock of the Company, subject to adjustment as set forth in the Warrant (the "WARRANT SHARES").

         1.2 Closing. Such purchase and sale referred to in Section 1.1 shall take place at a closing (the "CLOSING") to be held at the offices of Latham & Watkins LLP, 633 West Fifth Street, Los Angeles, California on the date hereof, or on such other date and at such time as may be mutually agreed upon by the parties (the "CLOSING DATE"). At the Closing, (i) the Company will issue and deliver certificates evidencing the Purchase Shares and the Warrant, registered in the name of the Purchaser against payment to the Company of the purchase price payable by the Purchaser, payable by wire transfer of immediately available funds in accordance with wire transfer instructions to be delivered to the Purchaser by the Company prior to the Closing and (ii) the Company and the Purchaser will enter into a Registration Rights Agreement in the form of EXHIBIT B hereto. (This Agreement, the Registration Rights Agreement and the Warrant are referred to as the "TRANSACTION DOCUMENTS".)

         1.3 Use of Proceeds. The Company agrees that it shall use the net proceeds from the sale of the Purchase Shares for (i) any legally permitted general corporate purposes and (ii) the payment of expenses incurred in connection with this transaction as provided for in Section 5.1. Nothing in this
Section 1.3 is intended to or shall constitute a waiver by the Purchaser of, or approval by it in connection with, any of the covenants set forth in the Securities Purchase Agreement dated as of June 13, 2002 among the Company, the Purchaser and Safeguard Scientifics, Inc.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser as follows:

         2.1 Organization and Qualification; Material Adverse Effect. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any direct or indirect Subsidiaries other than the Subsidiaries listed in the Pre-Agreement SEC Documents (as defined in Section 2.9). Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. As applied to the Company "MATERIAL ADVERSE EFFECT" means any adverse effect on the business, operations, prospects, properties or condition (financial or otherwise) of the Company or such other entity with respect to which such term is used and which is material to the Company and its Subsidiaries taken as a whole, and any material adverse effect on the transactions contemplated by, or the rights or remedies of the Company or obligations of the other parties under, the Transaction Documents taken together.

         2.2 Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform the Transaction Documents, to issue the Purchase Shares in accordance with the terms hereof and to issue the Warrant Shares in accordance with the terms of the Warrant, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Purchase Shares and the issuance of the Warrant Shares upon exercise of the Warrant, have been duly authorized by all corporate action required under applicable law, and no further consent is required, (iii) the Transaction Documents have been duly executed and delivered by the Company, and (iv) the Transaction Documents constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application. The transactions contemplated by the Transaction Documents have been (i) negotiated and approved by a special committee of the board of directors of the Company formed for the purpose of considering such transactions and (ii) approved by the majority vote of the disinterested directors of the Company.

         2.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, 200,000 shares of Series C Convertible Preferred Stock and 12,500 shares of Series D 5% Convertible Preferred Stock, of which there are 38,588,604 shares of Common Stock issued and outstanding. Except as set forth on SCHEDULE 2.3, no shares of Common Stock and no shares of preferred stock are reserved for issuance to persons other than the Purchaser. All of the outstanding shares of the Common Stock and preferred stock have been validly issued and are fully paid and non-assessable. Except as set forth in SCHEDULE 2.3, no shares of capital stock are entitled to preemptive rights and there are no outstanding options or outstanding warrants for shares of Common Stock. Except as set forth on SCHEDULE 2.3, there are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible or exchangeable into shares, of capital stock of the Company. The Company has furnished the Purchaser with a true and correct copy of the Company's Certificate of Incorporation (the "CHARTER"), as in effect on the date hereof, and a true and correct copy of the Company's By-Laws, as in effect on the date hereof (the "BY-LAWS").

         2.4 Issuance of Securities. The Purchase Shares and the Warrant Shares are duly authorized and reserved for issuance and, upon issuance in accordance with the terms of this Agreement or the Warrant, as applicable, the Purchase Shares and the Warrant Shares will be validly issued, fully paid and non-assessable, free and clear of any and all Liens, claims and encumbrances, and, subject to the registration of such shares in accordance with the applicable provisions of the Securities Act, the Purchase Shares have been listed on the Nasdaq Small Cap Market, and, upon issuance of such shares, the holders of such Shares shall be entitled to all rights and preferences then accorded to a holder of Common Stock. The outstanding shares of freely tradable Common Stock are currently quoted on the Nasdaq Small Cap Market.

         2.5 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and the issuance of the Purchase Shares and the Warrant Shares (upon exercise of the Warrant in accordance with the terms thereof) do not and will not (i) result in a violation of the Company's Charter or By-Laws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party (collectively, "COMPANY AGREEMENTS"), (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iv) conflict with, constitute a default under, or result in a violation of any rule or regulation of, or any agreement with, a self-regulatory authority, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 2.5, the business of the Company and its direct and indirect Subsidiaries is being conducted in material compliance with (i) its Charter and By-Laws, (ii) all Company Agreements, and
(iii) all applicable laws, ordinances or regulations of any Governmental Authority, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 2.5, the Company is not required under federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or to issue and sell the Securities, except for the registration provisions provided in the Registration Rights Agreement and the requirements, of the Nasdaq Stock Market, Inc. and the filing of a Form D with the Securities and Exchange Commission following consummation of the transactions contemplated by this Agreement.

         2.6 SEC Documents; No Non-Public Information. The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Company and its Subsidiaries have filed all reports, schedules, forms, statements and other documents required to be filed by them with the Securities and Exchange Commission ("SEC") since December 31, 1999 pursuant to the reporting requirements of the Exchange Act, including all such proxy information and registration statements, and any amendments thereto required to have been filed as of the Closing Date (all of the foregoing including filings incorporated by reference therein, together with all registration statements filed under the Securities Act, being referred to herein as the "SEC DOCUMENTS"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning the Company and its Subsidiaries required to be disclosed therein as of the dates thereof, and no event or circumstance has occurred prior to the date hereof which would require the Company to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading but which has not, or will have not, been so disclosed or which will be disclosed in the current report on Form 8-K to be filed pursuant to Section 4.2.

         2.7 Financial Statements. The financial statements (including any related notes) of the Company and its Subsidiaries included in the SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto in effect at the time of their filing with the SEC. Such financial statements were prepared in accordance with United States GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly presented in all material respects the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         2.8 Poison Pill Provisions. The Company has amended the Rights Agreement, dated as of February 10, 1999, between the Company and Harris Trust Company of California, as amended (the "RIGHTS AGREEMENT") to exclude Purchaser and any of its Affiliates from the definition of "15% Stockholder" (as that term is defined in the Rights Agreement), and, accordingly, the Company has taken all action necessary to ensure that no Rights (as that term is defined in the Rights Agreement) have been exercised or are exercisable in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby. The Board of Directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all directors present, approved such amendment to the Rights Agreement.

         2.9 No Litigation. Except as set forth in SCHEDULE 2.9 or the reports or documents filed at least five Trading Days prior to the Closing Date by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (the "PRE-AGREEMENT SEC DOCUMENTS"), no litigation or claim (including those for unpaid taxes) against the Company or any of its Subsidiaries is pending or, to the Company's knowledge, threatened, and, to the Company's knowledge, no other event has occurred which, if determined adversely, could reasonably be expected to result in litigation which would have a Material Adverse Effect. There is no legal or regulatory proceeding or inquiry described in the Pre-Agreement SEC Documents that could reasonably be expected to have a Material Adverse Effect.

         2.10 Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any anti-takeover provision contained in the Company's Charter or By-Laws or Delaware law which is or could become applicable to Purchaser or, to the extent such action is permissible under Delaware law, its assignees and transferees, as a result of the transactions contemplated by the Transaction Documents, including, without limitation, (i) the Company's issuance of the Purchase Shares and the Warrant Shares and (ii) the Purchaser's ownership of the Purchase Shares and the Warrant.

         2.11 Completeness of Disclosure. The Company has delivered to the Purchaser true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to specifically in the Schedules or that has been requested in writing by the Purchaser. Neither this Agreement nor any annex or schedule hereto or certificate provided pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

3.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents and warrants to the Company the following as to itself:

         3.1 Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         3.2 Authorization; Enforcement. (i) The Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Purchase Shares and the Warrant being sold to it hereunder, (ii) the execution and delivery of the Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and (iii) the Transaction Documents constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

         3.3 No Conflicts. The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the Purchaser's certificate of incorporation or by-laws, or
(ii) conflict with any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or Governmental Authority applicable to the Purchaser, except, in the case of clauses (ii) and (iii), for any such violation or conflict which would not have a Material Adverse Effect on the Purchaser. As applied to the Purchaser, "MATERIAL ADVERSE EFFECT" means any adverse effect on the business operations, prospects, properties or condition (financial or otherwise) of the relevant party which is material to the relevant party and its consolidated subsidiaries, taken as a whole, and any material adverse effect on the transactions contemplated by, or the rights or remedies of the relevant party or the obligations of the other parties under the Transaction Documents taken together.

         3.4 Access to Other Information. The Purchaser acknowledges that the Company has made available to the Purchaser the opportunity to examine such additional documents from the Company and to ask questions of, and receive full answers from, the Company concerning, among other things, the Company, its financial condition, its management, its prior activities and any other information which the Purchaser considers relevant or appropriate in connection with entering into the Transaction Documents.

         3.5 Risks of Investment. The Purchaser acknowledges that the Purchase Shares, the Warrant and the Warrant Shares have not been registered under the Securities Act. The Purchaser is capable of assessing the risks of an investment in the Common Stock of the Company and is fully aware of the economic risks thereof.

         3.6 Investment Representation. The Purchaser is purchasing the Purchase Shares and the Warrant (and if issued, the Warrant Shares) for its own account and not with a view to distribution in violation of any securities laws; provided, however, that by making the representations herein, such Purchaser does not agree to hold such securities for any minimum or other specific term and reserves the right to dispose of the securities at any time in accordance with federal and state securities laws applicable to such disposition. Nothing in this Section 3.6 is intended to limit or otherwise affect the obligations of the Purchaser under Section 4.2.

         3.7 Restricted Securities. The Purchaser acknowledges and understands that the terms of issuance have not been reviewed by the SEC or by any state securities authorities and that the Purchase Shares and the Warrant have been (and, if issued, the Warrant Shares will be) issued in reliance on the certain exemptions for non-public offerings under the Securities Act, which exemptions depend upon, among other things, the representations made and information furnished by the Purchaser.

         3.8 Ability to Bear Economic Risk. The Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D, as amended, under the Securities Act, and it (i) is able to bear the economic risk of its investment in the Purchase Shares and the Warrant (and, if issued, the Warrant Shares), and (ii) is able to hold such securities for an indefinite period of time, and (iii) can afford a complete loss of its investment in such securities.

4.       COVENANTS.

         4.1 Public Announcements. Except as provided for herein, no party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other party as to the timing and contents of any such announcement; provided, that nothing contained herein shall prevent either party from promptly making all filings with Governmental Authorities and all disclosure as may, in its good faith judgment after consulting with its legal counsel, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure or filing prior to making the disclosure or filing).

         4.2 Securities Compliance. The Company shall take all action necessary under applicable law, rule and regulation for the legal and valid issuance of the Purchase Shares and the Warrant (and, if issued, the Warrant Shares). Without limiting the foregoing, the Company shall, within one (1) Trading Day following the Closing Date, issue a press release describing in detail the transactions contemplated in the Transaction Documents, and within two (2) Trading Days following the Closing Date, file a current report on Form 8-K with the SEC concerning the transactions contemplated hereby and attaching this Agreement, together with all Exhibits hereto (excluding the Schedules), as exhibits to such Form 8-K. Such Form 8-K and any other Form 8-K and/or press release or other publicity concerning the Transaction Documents shall contain such information as is reasonably requested by the Purchaser and as may be reasonably approved by the Purchaser prior to issuance. If the Company fails to so file a Form 8-K or issue a press release as required herein within the requisite time period, the Purchaser at any time may issue a press release covering the transactions contemplated by the Transaction Documents.

         4.3 Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Purchase Shares, as required under Regulation D of the Securities Act and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the applicable Purchase Shares and the Warrant for sale to Purchaser at the Closing under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to each Purchaser on or prior to the Closing Date.

5.       EXPENSES; INDEMNITY.

         5.1 Expenses. Each party shall bear its own expenses incurred in connection with the proposed transaction.

         5.2      Indemnification.

                  (a) In consideration of the Purchaser's execution and delivery of this Agreement and the Registration Rights Agreement and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of its officers, directors and employees, and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party (other than any cause of action, suit or claim brought or asserted by or on behalf of any security holders of Safeguard Scientifics Inc. in their capacity as such) and arising out of or resulting from the execution, delivery, performance, breach by the Company or enforcement against the Company of the Transaction Documents or any certificate or instrument contemplated hereby or thereby and (iv) the enforcement of this
Section 5.2(a).

                  (b) In consideration of the Company's execution and delivery of the Transaction Documents, the Purchaser shall defend, protect, indemnify and hold harmless the Company and its officers, directors and employees and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "COMPANY INDEMNITEES") from and against any and all Indemnified Liabilities, incurred by any Company Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Purchaser in the Transaction Documents or any other certificate or document contemplated hereby or thereby, or (ii) any breach of any covenant, agreement or obligation of the Purchaser contained in any of the Transaction Documents or any other certificate or document contemplated hereby or thereby, and (iii) the enforcement of this Section 5.2(b).

         5.3 Survival. The obligations of the parties under this Section 5 shall survive the Closing and any transfer of any of the Purchase Shares or the Warrant, enforcement, amendment or waiver of any provision of this Agreement or the Registration Rights Agreement, and the termination of this Agreement or of the Registration Rights Agreement.

6.       NOTICES.

         6.1 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by

(i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

If to the Company:

                  ChromaVision Medical Systems, Inc.
                  33171 Paseo Cerveza
                  San Juan Capistrano, CA 92675
                  Facsimile: (949) 443-3366
                  Attention: Chief Financial Officer

with a copy to:

                  Latham & Watkins LLP
                  633 West Fifth Street, Suite 4000
                  Los Angeles, CA 90071
                  Facsimile: (213) 891-8763
                  Attention: W. Alex Voxman, Esq.

If to Purchaser:

                  Safeguard Delaware, Inc.
                  103 Springer Building
                  3411 Silverside Road
                  P.O. Box 7048
                  Wilmington, DE 19803
                  Facsimile: (302) 478-3667
                  Attention: Chief Financial Officer

with a copy to:

                  Safeguard Scientifics, Inc.
                  435 Devon Park Drive
                  800 Building
                  Wayne, PA 19087
                  Facsimile: (610) 254-4301
                  Attention: General Counsel

                  and

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA 19103
                  Facsimile: (215) 963-5001
                  Attention: Richard B. Aldridge

         Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date and recipient facsimile number or
(iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i),
(ii) or (iii) above, respectively.

7.       TERMINATION.

         7.1 Termination. This Agreement may be terminated (by written notice by the terminating party to the other party) and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                  (a) By mutual written consent of the Purchaser and the Company;

                  (b) By the Purchaser or the Company if the Closing has not occurred on or before the second Business Day following the date hereof (unless the parties have otherwise agreed in writing); or

                  (c) By the Purchaser or the Company if a Governmental Authority or arbitrator shall have issued an order, decree or ruling or taken any other action, in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement to occur at the Closing, and such order, decree, ruling or other action shall not have been lifted.

         7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of either of the parties, except as set forth in Sections 5, 6, 8.5, 8.6, 8.7, 8.9, 8.10, 8.11 and this Section 7.2.

8.       MISCELLANEOUS.

         8.1 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

         8.2 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         8.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         8.4 Governing Law. THIS AGREEMENT AND THE VALIDITY AND PERFORMANCE OF THE TERMS HEREOF SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY IN SUCH STATE.

         8.5 Consent to Jurisdiction and Service of Process. EACH OF THE COMPANY AND THE PURCHASER (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, COURTS OF THE STATE OF DELAWARE AND OTHER COURTS OF THE UNITED STATES SITTING IN NEW CASTLE COUNTY, DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH OF THE COMPANY AND THE PURCHASER CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         8.6 Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY.

         8.7 Entire Agreement; Amendments; Waivers. This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Company, their Affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other Transaction Documents) contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. The Purchaser may at any time elect, by notice to the Company, to waive (whether permanently or temporarily, and subject to such conditions, if any, as the Purchaser may specify in such notice) any of its rights (but not obligations) under any of the Transaction Documents to acquire shares of Common Stock from the Company, in which event such waiver shall be binding against the Purchaser in accordance with its terms.

         8.8 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Purchaser may assign some or all of its rights hereunder without the consent of the Company in connection with any sale or transfer of all or any portion of the Purchase Shares or the Warrant held by the Purchaser (other than in connection with any sale or transfer following which the securities transferred cease to be "restricted securities" under the Securities Act). The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser, except in connection with a transfer of its business substantially or as a whole, whether by merger, consolidation, sale of assets or otherwise and provided that (1) the assignee assumes in writing all obligations hereunder and (2) the Company remains liable to the extent still existing.

         8.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

         8.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         8.11 Remedies. The Purchaser shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Purchaser without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

         8.12 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, wherever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any such notice, demand or election in whole or in part without prejudice to its future actions and rights.

         8.13 Obligations Absolute. Except as expressly set forth in the Transaction Documents, the parties' obligations under the Transaction Documents are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the date and year first written above.

                                            CHROMAVISION MEDICAL SYSTEMS, INC.

                                            _______________________________
                                            By:
                                            Title:

                                            SAFEGUARD DELAWARE, INC.

                                            _______________________________
                                            By:
                                            Title:

                                                                         ANNEX I

                              CERTAIN DEFINED TERMS

         As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

         "AFFILIATE" shall mean, at any time, and with respect to any Person,
(a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.

         "AGREEMENT" shall have the meaning set forth in the preamble.

         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Philadelphia, Pennsylvania are required or authorized to be closed.

         "BY-LAWS" shall have the meaning set forth in Section 2.3.

         "CHARTER" shall have the meaning set forth in Section 2.3.

         "CLOSING" shall have the meaning set forth in Section 1.2.

         "CLOSING DATE" shall have the meaning set forth in Section 1.2.

         "COMPANY" shall have the meaning set forth in the preamble.

         "COMPANY AGREEMENTS" shall have the meaning set forth in Section 2.5.

         "COMPANY INDEMNITEES" shall have the meaning set forth in Section
5.2(b).

         "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "EXCHANGE ACT" shall have the meaning set forth in Section 2.6.

         "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America. The term "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles, and (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion (except for changes in which said accountants concur) as to financial statements in which such principles have been properly applied.

         "GOVERNMENTAL AUTHORITY" shall mean:

         (a)      the government of

                  (i) the United States of America or any State or other political subdivision thereof, or

                  (ii) with respect to any Person, any jurisdiction in which such Person or any of its Subsidiaries conducts all or any part of its business, or which has jurisdiction over any properties of such Person or any of its Subsidiaries, or

         (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         "INDEMNITEES" shall have the meaning set forth in Section 5.2(a).

         "INDEMNIFIED LIABILITIES" shall have the meaning set forth in Section 5.2(a).

         "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in Sections
2.1 and 3.3.

         "PERSON" or "PERSON" shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

         "PRE-AGREEMENT SEC DOCUMENTS" shall have the meaning set forth in
Section 2.9

         "PURCHASER" shall have the meaning set forth in the preamble.

         "PURCHASE SHARES" shall have the meaning set forth in Section 1.1.

         "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement, dated as the date hereof, between the Company and the Purchaser.

         "RIGHTS AGREEMENT" shall have the meaning set forth in Section 2.8.

         "SEC" shall have the meaning set forth in Section 2.6.

         "SEC DOCUMENTS" shall have the meaning set forth in Section 2.6

         "SECURITIES ACT" shall have the meaning set forth in the recitals.

         "SUBSIDIARY" shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Except where specifically indicated to the contrary, all references in this Agreement to Subsidiaries of a Person shall be deemed to refer to all direct and indirect Subsidiaries of such Person.

         "TRADING DAY" shall mean (x) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, a day on which there is trading on such stock exchange, or (y) if the Common Stock is not listed on either of such stock exchanges but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated.

         "TRANSACTION DOCUMENTS" shall have the meaning set forth in Section
1.2.

         "WARRANT" shall have the meaning set forth in Section 1.1.

         "WARRANT SHARES" shall have the meaning set forth in Section 1.1.

                                  SCHEDULE 2.3

6,112,355 shares subject to options held by present and former officers, directors and employees of the Company,

602,685 shares subject to warrants outstanding, and

975,000 additional shares subject to the warrant held by Safeguard Delaware, Inc. issued pursuant to the Securities Purchase Agreement dated as June 13, 2002 among the Company, Safeguard Delaware, Inc. and Safeguard Scientifics, Inc.

Safeguard Delaware, Inc. has a right of first refusal to participate in certain transactions involving the issuance of shares by the Company pursuant to Section
4.3 of the Securities Purchase Agreement dated as June 13, 2002 among the Company, Safeguard Delaware, Inc. and Safeguard Scientifics, Inc. and the right to acquire additional shares pursuant to Section 4.3(d)(i) and (ii) of that Agreement.

                                  SCHEDULE 2.5

The Company may have inadvertently issued options and shares of restricted stock to employees following the Company's delisting from the Nasdaq National Market without an applicable exemption from the qualification requirements of California state securities laws. The Company may elect to conduct a rescission offer to employees in California who received such awards under Section 25507 of the California Corporate Securities Law.

                                  SCHEDULE 2.9

                                      None